Exhibit 10.19

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of this 25th day of May, 2006, is by, between and among Castlerigg Master Investments Ltd. (the “Investor”), a British Virgin Islands company, DayStar Technologies, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, and KeyBank National Association (the “Escrow Agent”), a national bank organized under the laws of the United States. The Investor, the Company and the Escrow Agent are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, as of the date hereof, the Investor and the Company entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Investor agreed to purchase from the Company and the Company agreed to issue to the Investor the Securities (as defined in the Purchase Agreement), including a Senior Convertible Note (the “Note”) in the aggregate principal amount of $15,000,000 (capitalized terms used in this Agreement, if not otherwise defined, shall have the meanings ascribed to them in the Note);

WHEREAS, pursuant to Section 15(e) of the Note, the Company and the Investor have agreed that, if, at any time following the issuance date of the Note, the Closing Sale Price of the Company’s Common Stock is less than $9.00 (subject to adjustment for stock splits, combinations and like events) for ten (10) consecutive Trading Days, the Company shall promptly, and in any event no later than the next Trading Day, deposit into an escrow account immediately available funds equal to thirty percent (30%) of the then outstanding Principal of the Note, provided that, in no event shall the amount deposited exceed Three Million Dollars ($3,000,000) (the “Escrow Deposit”);

WHEREAS, the Escrow Agent is willing to hold and administer the Escrow Deposit and any earnings thereon (together with the Escrow Deposit, the “Escrowed Funds”) in escrow in accordance with the terms of this Agreement and the Note; and

WHEREAS, the Investor, the Company and the Escrow Agent have executed this Agreement to evidence their understanding concerning the escrow arrangement.

NOW THEREFORE, in consideration of the mutual promises set forth herein, and subject to the terms and conditions hereof, the Parties agree as follows:

1. Escrow Deposit.

(a) If, at any time following the issuance date of the Note, the Closing Sale Price of the Company’s Common Stock is less than $9.00 (subject to adjustment for stock splits, combinations and like events) for ten (10) consecutive Trading Days, the Company shall promptly, and in any event no later than the next Trading Day, deposit (by wire transfer or delivery of immediately available funds) the Escrow Deposit with the Escrow Agent; provided, however, that in no event shall the Escrow Deposit exceed Three Million Dollars ($3,000,000).

(b) The Escrow Agent agrees to hold and administer the Escrowed Funds in an interest bearing account identified on Annex A hereto (the “Escrow Account”) upon the terms and conditions set forth in this Agreement.

2. Escrow Terms. Subject to Section 3 hereof, the Escrow Agent shall apply, administer and release the Escrowed Funds as follows:

(a) Upon receipt by the Escrow Agent of a notice (a “Demand Notice”), given by the Company, stating that the Company is entitled to receipt of the Escrowed Funds, or any portion thereof, in accordance with Section 15(e) of the Note, and stating with specificity the reasons therefor and the applicable clause in Section 15(e) of the Note, and the amount of Escrowed Funds to which the Company is entitled, together with documentary evidence thereof, the Escrow Agent shall promptly give a copy of the Demand Notice to the Investor. If the Escrow Agent does not receive, within ten (10) Business Days after giving the copy of the Demand Notice to the Investor, a written objection (an “Objection”) from the Investor, or if the Escrow Agent shall receive within such period receive a written consent of the Investor to the release requested in the Demand Notice, then the Escrow Agent shall deliver the Escrowed Funds, or such portion thereof specified in the applicable Demand Notice, in accordance with such Demand Notice. If the Escrow Agent receives an Objection within such ten (10) Business Day period, then the Escrow Agent shall continue to hold the Escrowed Funds until otherwise authorized and directed pursuant to clauses (b) and (c) of this Section 2 below.

(b) Upon receipt by the Escrow Agent of a joint written instruction given by the Company and the Investor (the “Joint Instructions”), in which event the Escrow Agent shall deliver the Escrowed Funds (or such portion thereof) in accordance with the terms of, and in the amount specified in, the Joint Instructions.

(c) Upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a federal or state court (a “Court Order”), in which event the Escrow Agent shall deliver the Escrowed Funds (or such portion thereof) in accordance with the Court Order. Any such Court Order shall be accompanied by an opinion of U.S. counsel for the party presenting such Court Order, in form and in substance satisfactory to the Escrow Agent, to the effect that such court has competent jurisdiction and that such Court Order is final and non-appealable.

(d) The Parties acknowledge and agree that notwithstanding the release of all or any portion of the Escrowed Funds in accordance with this Section 2, the provisions of Section 1(a) above shall again apply to the Company for so long as this Agreement is in effect.

3. Obligations and Liabilities of the Escrow Agent.

(a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement, and the Escrow Agent shall not be liable for the performance of such duties and obligations, except as specifically set forth in this Agreement.

(b) The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of any other Party to perform or comply with any of the provisions of this Agreement.

(c) The Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless such modification, cancellation or rescission is in a writing that specifically references this Agreement and which is signed by the Parties.

(d) The Escrow Agent shall not be liable for any mistakes of fact or errors of judgment, or any action taken or omitted to be taken hereunder, except in the case of its willful misconduct or gross negligence.

(e) The Escrow Agent shall be entitled to rely upon any writing, instrument or signature that the Escrow Agent in good faith believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution or validity of any written instructions delivered to it, nor as to the identity, authority or rights of any person executing the same. The Escrow Agent is not under any duty to give the Escrowed Funds under this Agreement any greater degree of care than it, as an escrow agent, would ordinarily give similar property held in trust for the benefit of others.

(f) In the event of any controversy or dispute under this Agreement or with respect to any question as to the construction hereof or any action to be taken or omitted to be taken by the Escrow Agent, the Escrow Agent shall be entitled to consult with counsel of its own choosing. The Escrow Agent shall incur no liability or responsibility for any action taken or suffered, or omitted to be taken, in good faith, in accordance with the advice or opinion of such counsel.

(g) The Escrow Agent may resign at any time upon giving thirty (30) days’ written notice to the Investor and the Company. Within said thirty (30) day period, the Investor and the Company shall have the sole right to appoint by written consent or agreement between them a successor escrow agent by written notice to the Escrow Agent. Thereupon, the Escrowed Funds shall be transferred from the Escrow Agent to the successor escrow agent. If a successor escrow agent is not appointed by the Investor and the Company within thirty (30) days after notice of the resignation of the Escrow Agent, the Escrow Agent may petition a court of competent jurisdiction to name a successor escrow agent hereunder. The Escrow Agent shall be fully relieved of all liability under this Agreement except for its willful misconduct or gross negligence upon the appointment of the successor escrow agent and the transfer of the Escrowed Funds to the successor Escrow Agent designated by the Investor and the Company or appointed by such court of competent jurisdiction, as the case may be.

4. Indemnification of Escrow Agent. The Company agrees to indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any loss, liability and expenses incurred without willful misconduct or gross negligence on the part of the Escrow Agent arising out of or in connection with the acceptance or administration by the Escrow Agent of its duties hereunder, including the reasonable fees, costs and expenses of defending itself against any claims of liability hereunder and any reasonable fees, costs and expenses incurred in connection with Section 3(g) hereof. The indemnity in this Section 4 shall survive the termination of this Agreement.

5. Escrow Agent Fees. The Company shall be solely liable for all Escrow Agent fees due and payable to the Escrow Agent, which are set forth on Annex B hereto.

6. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or on the third business day after such is mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the Parties as follows:

If to the Investor:	Castlerigg Master Investments Ltd. c/o Sandell Asset Management Corp. 40 West 57th Street, 26th Floor New York, New York 10019

	Telephone:	(212) 603-5775
	Facsimile:	(212) 603-5710
	Attention:	Cem Hacioglu

With a copy to:	McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10017

	Telephone:	(212) 547-5400
	Facsimile:	(212) 547-5444
	Attention:	Stephen E. Older, Esq.

If to the Company:	DayStar Technologies, Inc. 13 Corporate Drive Halfmoon, New York 12065

	Telephone:	(518) 383-4600
	Facsimile:	(518) 383-7900
	Attention:	Thomas A. Polich, Esq.
General Counsel/Assistant Secretary
If to the Escrow Agent:	KeyBank National Association 66 South Pearl Street 6th Floor Albany, New York 12207
	Telephone:	518-257-8502
	Facsimile:	518-257-8587
	Attention:	David Blessing, Vice President

or at such other address as any of the above may have furnished to the other Parties in writing by registered mail, return receipt requested. Any such document given to the Escrow Agent shall be delivered to each other Party. Any notice specifying a dispute or objection or other assertion of any other fact shall clearly, precisely, and completely set forth the facts upon which such objection, dispute, or assertion is based.

7. Binding Effect. This Agreement may not be assigned by any Party without the express written consent of the other Parties. This Agreement shall inure to the benefit of and shall be binding upon the successors, and permitted assigns of the Parties. The Parties covenant that they will execute all instruments and documents and will take all steps which may be reasonably necessary in order to implement the provisions of this Agreement.

8. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9. Counterparts. This Agreement may be executed in counterparts in which case each executed counterpart will be deemed to be an original and all executed counterparts will collectively constitute the same agreement.

10. Severability. If any portion of this Agreement shall be ruled or adjudicated invalid for any reason, that portion shall be deemed excised from this Agreement and the remainder of this Agreement shall continue in full force and effect unaffected by any such invalidity.

11. Termination of Escrow. This Agreement shall terminate and the Escrow Agent shall have no further duties hereunder upon the indefeasible payment in full, or other termination, of the Note and the Other Notes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Escrow Agreement as of the date first above written.

CASTLERIGG MASTER INVESTMENTS LTD.

By:	/s/ Patrick T. Burke
Name: Patrick T. Burke
Title: Senior Managing Director

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ John R. Tuttle
Name: John R. Tuttle
Title: Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION

By:	/s/ David Blessing
Name: David Blessing
Title: Vice President

ANNEX A

Escrow Account

ANNEX B

Escrow Agent Fees